Exhibit 5.1

June 6, 2022
Hycroft Mining Holding Corporation
4300 Water Canyon Road, Unit 1
Winnemucca, Nevada 89445

Re:	Hycroft Mining Holding Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:
We are counsel to Hycroft Mining Holding Corporation, a Delaware corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to 12,000,000 additional shares of the Company's Class A common stock, par value $0.0001 per share (the "Additional Common Stock"), that may be issued from time to time pursuant to the HYMC 2020 Performance and Incentive Pay Plan (the "Plan").
In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of all persons signing such documents on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing, we are of the opinion that upon the issuance by the Company of the Additional Common Stock in accordance with the terms of the Plan, the Additional Common Stock will be validly issued, fully paid and non-assessable.
In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware ("DGCL").
We express no opinion as to any laws other than (i) the federal laws of the United States of America and (ii) the DGCL. We do not undertake to advise you of any changes in our opinion

June 6, 2022

expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
NEAL, GERBER & EISENBERG LLP